ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-156695

Dated October 5, 2011

UBS Advance Notice: New ETRACS ETN Launch

Advance Notice: New ETRACS ETN Launch

Yesterday we issued a new Exchange Traded Note. We wanted you to be among the first to know that this ETN will begin trading on NYSE Arca today. ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN (the “ETN”) Ticker: LSKY The ETN provides a monthly compounded two times leveraged exposure to the performance of the ISE Cloud Computing™ Total Return Index. The ISE Cloud Computing™ Total Return Index (the “Index”) was created as a performance benchmark for companies in the cloud computing technology market and is currently composed of forty stocks spanning the pure play, non pure play and technology conglomerate categories. Index construction allows for the addition of new Index constituents as they become public and meet the Index criteria. Please note that this information is embargoed from use until the press release crosses the wire at 10 AM on Wednesday, October 5th. An investment in ETRACS ETNs involves risks including the risk of loss of some or all of the investor’s principal, and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the ETRACS ETNs. More information [GRAPHIC APPEARS HERE] Factsheet Prospectus Press release Contact Tel: +1-800-ETRACS-5 etracs@ubs.com

www.etracs.com This material is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Futures and futures options trading is speculative, involves a high degree of risk and is not suitable for all investors. Past performance is not necessarily indicative of future results. Please consult the restrictions relating to the product or service in question for further information. Activities with respect to US securities are conducted through UBS Securities LLC, a US broker/dealer. Member of SIPC (http://www.sipc.org/). ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement for the offering of the ETRACS ETNs) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-877-387 2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the redistribution or reproduction of this material in whole or in part without the prior written permission of UBS and UBS accepts no liability whatsoever for the actions of third parties in this respect. The ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN is not sponsored, endorsed, sold or promoted by International Securities Exchange, LLC (“Licensor”). Licensor makes no representation or warranty, express or implied, to the owners of the ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN or any member of the public regarding the advisability of trading in the ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN. Licensor’s only relationship to UBS AG (“UBS”) is the licensing of certain trademarks and trade names of Licensor and of the ISE Cloud Computing™ Total Return Index which is determined, composed and calculated by Licensor without regard to UBS or the ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN. Licensor has no obligation to take the needs of UBS or the owners of the ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN into consideration in determining, composing or calculating the ISE Cloud Computing™ Total Return Index. Licensor is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN to be listed or in the determination or calculation of the equation by which the ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN is to be converted into cash. Licensor has no obligation or liability in connection with the administration, marketing or trading of the ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN. LICENSOR DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE ISE CLOUD COMPUTING™ TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN AND LICENSOR SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. LICENSOR MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE ETRACS MONTHLY 2XLEVERAGED ISE CLOUD COMPUTING TR INDEX ETN, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE ISE CLOUD COMPUTING™ TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN. LICENSOR MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE ISE CLOUD COMPUTING™ TOTAL RETURN INDEX OR ANY DATA INCLUDED THEREIN, WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL LICENSOR HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN LICENSOR AND UBS. © UBS 2011. The key symbol, UBS and ETRACS are among the registered and unregistered trademarks of UBS. “ISE Cloud Computing™ Total Return Index”, “ISE™®”, and “International Securities Exchange®” are trademarks of International Securities Exchange, LLC (“ISE” and “Licensor”) and have been licensed for use for certain purposes by UBS Securities LLC and its affiliates. UBS AG’s ETRACS Monthly 2xLeveraged ISE Cloud Computing TR Index ETN based on the ISE Cloud Computing™ Total Return Index is not sponsored, endorsed, sold or promoted by ISE, and ISE makes no representation regarding the advisability of trading in such product. Other marks may be trademarks of their respective owners. All rights reserved. In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker-dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. Intended for recipient only and not for further distribution without the consent of UBS. If you do not want to receive such reports by email, please click unsubscribe and we will continue to send reports by post. If you would like to cease receiving all reports or have any requests please contact +1-203-719 1157. UBS Securities LLC, a subsidiary of UBS AG, 677 Washington Boulevard, Stamford, CT, 06901, United States. www.ubs.com [GRAPHIC APPEARS HERE]